Free Writing Prospectus dated August 2, 2016

Filed pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-212654

CORPORATE OVERVIEW

FORWARD LOOKING STATEMENT This presentation includes forward - looking statements that are subject to many risks and uncertainties . These forward - looking statements, such as statements about Optex’s short - term and long - term growth strategies, can sometimes be identified by use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive,” and similar words . These statements involve many risks and uncertainties that may cause actual results to differ from what may be expressed or implied in these statements . These risks are discussed in Optex’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its Form 10 - K for the year ended September 27 , 2015 , filed with the Securities and Exchange Commission on December 15 , 2015 . Optex disclaims any obligation to update information contained in these forward - looking statements whether as a result of new information, future events, or otherwise . THIS PRESENTATION DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES OF OPTEX OR A SOLICTATION OF AN OFFER TO BUY SECURITIES OF OPTEX . Symbol: OPXS 2

Symbol: OPXS 3 FREE WRITING PROSPECTUS STATEMENT This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all o f the information that you should consider before investing in our company. This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated August 2, 2016. (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration statement on Form S - 1 (File No. 333 - 212654) relating to the public offering of common stock and warrants of Optex Systems Holdings, Inc. The information in this free writing prospectus is preliminary and is subject to completion or change. This free writing prospectus updates and supplements the Preliminary Prospectus and should be read together with the Preliminary Prospectus, including the section entitled “Risk Factors” beginning on page 9 of the Preliminary Prospectus. We have filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents, including the preliminary prospectus, which is part of the Amendment No. 1 to Registration Statement of Form S - 1, dated August 2, 2016, for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact Joseph Gunnar & Co., LLC, Prospectus Department, 30 Broad Street, 11th Fl , New York, NY 10004, telephone 212 - 440 - 9600, email: prospectus@jgunnar.com

Symbol: OPXS 4 TRANSACTION SUMMARY Issuer Optex Systems Holdings, Inc. Expected Offering Size Approximately $5,000,000 of Common Stock and Warrants (100% Primary) Listing Common Stock is quoted on the OTCQB under the symbol “OPXS” Applied to quote the warrants on the OTCQB under the symbol “OPXSW” Over - allotment 15% (100% Primary) Use Of Proceeds Acquisitions, Marketing and Sales Efforts, and Working Capital Sole Book - Runner Joseph Gunnar & Co.

Recent Developments

◉ Optex Systems Wins Award for 5-Year Contract with DLA for $5.99 Million

RICHARDSON, Texas, July 22, 2016

Optex Systems, Inc.……..announced it has won a 5-year Indefinite Delivery, Indefinite Quantity (IDIQ) contract worth $5.99 Million to supply its laser protected periscopes to the Defense Logistics Agency.

◉ Optex Systems Locks in $518,000 Shipment to Brazil

RICHARDSON, Texas, June 2, 2016

Optex Systems, Inc……... announced that it has completed its first shipments of its patented M17 Day / Thermal Periscope (NSN 6650-01-619-6545) to Brazil.

◉ Optex Systems Announces $1.12 Million Purchase Order from Domestic Customer

RICHARDSON, Texas, May 24, 2016

Optex Systems, Inc………announced it has received a $1.1 million purchase order to supply critical optical assemblies from Optex's Applied Optics Center (AOC) Division.

◉ Optex Systems Receives $841,000 in Initial Orders for its Advanced Laser Protected Periscopes

RICHARDSON, Texas, April 21, 2016

Optex Systems, Inc.,………announced that it has received $841,000 in orders for its laser protected periscopes with an option for an additional $841,000 from the U.S. Army Contracting Command.

OPTEX™ TRUE VISION
Symbol: OPXS
5

MARKET OPPORTUNITY ⦿ Periscopes & Vision Block and Sighting Systems combine for an estimated $1 billion worldwide • Optex has a great foothold in the Periscopes & Vision Block market with an estimated 75% market share in the U.S. ($8 - $10M) and 20 - 30% worldwide ($40 - $50M) • The Company has a 5% market share in the U.S. ($100M) for Sighting Systems but only about 1% in the worldwide market ($500M - $1B) • Historically, the Company’s growth and financial performance have been affected by the Department of Defense budget (DOD) which is expected to increase for the first time since 2010 • Foreign military sales for U.S. built products has remained strong due to escalating geopolitical threats. As of April 16’ Optex has a backlog of over $15.6 million ⦿ The Company has a strong IP portfolio, excellent proven military products with a pipeline of new commercial products and established sales channels throughout the world ⦿ Optex is a sole supplier of naval binoculars to the U.S. Navy and is getting its commercial products into Cabela’s, a major outdoor retailer with a $3 billion market cap and other retailers Symbol: OPXS 6

HIGHLIGHTS Symbol: OPXS 7 ⦿ High asset utilization ⦿ New capacity creation Operating Performance Potential ⦿ Create internal linkages through vertical integration and technology advancement ⦿ Capitalize on overseas market expansion Market Share Expansion ⦿ Identify targets’ critical capabilities ⦿ Seek vertical integration ⦿ Bargain purchase price Attractive Acquisition Outlook ⦿ Increase in US DoD Spending ⦿ Participation in Foreign Spending ⦿ Launch of New Commercial Products Attractive Timing ⦿ Highly experienced ⦿ Industry veterans ⦿ Stellar reputation Proven Management

OPTEX OVERVIEW



Milestones underpinned by successful historical acquisitions

- Successfully acquired Miller-Holzwarth's assets in 2013
- Successfully acquired Applied Optics Center in 2014
- Signed $4.3 MM supply agreement with L3 communications in 2014
- Signed $6 MM supply agreement with Nightforce Optics Inc. in 2015

- A 28-year old, Texas-based company provides the most reliable optical sighting systems to the US Department of Defense, foreign governments, and commercial consumers of optical products
- 89 employees; 93,000 square foot facility
- Patents – Three Issued by USPTO, One in process
- Defense supplier with product expansion into consumer and commercial sectors
- Technology patented products in new military programs in Chile, Brazil, Israel, Belgium, and Canada
- $841,000 initial orders for advanced laser protected periscopes from U.S. Army Contracting Command, April 2016
- $1.2 million award for periscopes from General Dynamics Land Systems, February 2016

OPTEX TRUE VISION
Symbol: OPXS
8

BUSINESS DIVISIONS OVERVIEW Symbol: OPXS OPTEX HOLDING SYSTEMS ⦿ Military Optical Sighting Systems ⦿ Weapon Systems, Optical Subassemblies ⦿ High Definition Imaging Systems ⦿ Thermal and Night Vision Systems ⦿ Video Display Systems ⦿ Premier Thin Film Coatings ⦿ Precision Optical Assembly Processes ⦿ Stabilized Monoculars and Binoculars (Military & Commercial) OPTEX SYSTEMS APPLIED OPTICS CENTER Symbol: OPXS 9

OPTEX BUSINESS STRATEGY Symbol: OPXS 10 Optex has established core competencies by proving its product reliability and product quality and by maintaining deep product and sector knowledge in an overall supply chain control environment ⦿ Optical engineering ⦿ Mechanical sighting systems ⦿ Assembly Processes PRODUCTS ⦿ New periscope technology enhancement ⦿ New night vision systems Product Development ⦿ Commercial markets breakthrough ⦿ Foreign military sales expansion Market Development ⦿ Opportunistic commercial product development Diversification MARKETS Market Retention PRESENT NEW PRESENT NEW

COMPANY PRODUCTS

Periscopes



M Series
ICWS
Laser & Non-Laser Protected
Acrylic & Glass Periscopes

43%
2016YTD Rev %

Sighting Systems





CSS, MRS
Big Eye, etc.
Digital Day and Night (DDAN)
Muzzle Reference Systems (MRS)
Ships Binoculars, Collimators, etc.

15%
2016YTD Rev %

AOC (Applied Optics Center)



Optical cell
Eyepiece
Objective lens sets
Optically aligned metal and glass lens sets

13%
2016YTD Rev %



Laser Interference Filters
Optical Coatings

23%
2016YTD Rev %

Other



Components
Misc. Repair parts
Howitzer

6%
2016YTD Rev %

OPTEX TRUE VISION
Symbol: OPXS
11

SAMPLE PRODUCTS Symbol: OPXS 12 DDAN / M36 Sights M17 Day/Thermal Periscope Back Up Sight Howitzer Products Laser Protected Periscopes Red Tail – Digital Spotting Scope Commercial Optical Assembly Naval Binoculars

⦿ Gross margin increases as Optex and Applied Optics Center (AOC) manufacturing capacity is currently under - utilized ⦿ Economy of scale - material costs from suppliers also trend lower OPTEX MARGIN DRIVERS Symbol: OPXS 13 Patented / IP Protected Products Commercial Market Expansion Preferred Supplier Status Acquisition Synergies ⦿ Optex and AOC have multiple products where they are the only suppliers on record for the last 10 - 15 years ⦿ Established relationships with key positions in major defense, military, aerospace and other industries ⦿ Increased emphasis on new opportunities ⦿ Higher margins ⦿ Diversify sales channels ⦿ Premium pricing from Optex and AOC’s IP protected products - DDAN, M17 D/T, day windows, etc.

MARKET SHARE & MAJOR PLAYERS Symbol: OPXS Periscopes & Vision Blocks Markets UK Germany South Korea Israel 75% US 20 - 30% Worldwide Worldwide $40 - 50MM UK Norway Belgium 5% US 0.5 - 1% Worldwide US $8 - 10MM Worldwide $500MM - $1B Sighting Systems Markets UK US $100MM 14

MAJOR COMPETITION

Many of the largest competitors in the past are either bankrupt or behind their delivery schedule

Company	Business Description	Competition	Latest Status
Miller-Holzwarth Inc.	Once larger acrylic periscopes producer	Went into a bidding war and drove the price down from 2007 to 2013	Bankrupt Optex purchased the assets at public auction in 2013 and began price recovery
SSI Technology	~$1 MM sales from military (est.)	Direct competitor on periscopes	Filed for Bankruptcy per Termination for Default Contract Modification
Seiler Instruments	3rd generation private company Producer of Sighting System parts on the Howitzer platform Estimated $30 MM Sales Overall with $5 MM sales from military (est.)	Competed with Optex on the Howitzer platform Won the last Aiming Circle contract by pricing at 70% of Optex's quote Also won a non-laser filtered M17 contract in 2014 with a split win with Optex.	Delinquent on First Articles Testing ("FAT") on the Aiming Circle contract, FOIA requested Delinquent on FAT on the M17 contract, FOIA requested

OPTEX™ TRUE VISION
Symbol: OPXS
15

SELECT MAJOR CUSTOMERS Symbol: OPXS 16 DEFENSE CUSTOMERS COMMERCIAL CUSTOMERS

2% 24% 74% Commercial Foreign Other 14% 20% 66% Commercial Foreign Other 17% 18% 66% Commercial Foreign Other SALES MIX SHIFTS – GROWING COMMERCIAL & FOREIGN MILITARY SALES Symbol: OPXS 17 Company has been able to diversify its sales channels over the past few years. Commercial and foreign military sales have been quickly catching up 2014 Revenue = $10M 2015 Revenue = $13M 2016 Revenue = $17M* * Extrapolated from Q3 YTD which will be published at $11.8M. Net income for the quarter ended June 28, 2016 is estimated to be positive $200,000. The increase is driven by higher revenues combined with improvements in labor efficiencies and improved pricing on new orders.

ACQUISITION STRATEGY – APPLIED OPTICS CENTER (AOC) CASE STUDY ⦿ AOC was Optex’s preferred supplier of laser coatings and laser coated filters in support of Optex’s periscope shipments ⦿ Previously Optex has ordered $500K - $1.5 MM per year of products from AOC. AOC will continue to support L3/Insight production Symbol: OPXS 18 Past Relationship Optex was able to fully utilize its network enabling it to identify and make acquisitions at a bargain price during the ongoing consolidation trend in the defense sector ⦿ Time: 11/3/2014 ⦿ Consideration: $1.01 MM ⦿ Offer: 100% cash ⦿ Valuation: • 0.19x LTM Revenue • 0.36x Net Assets Transaction ⦿ Optex is a market leader in the military - grade optical products industry that directly utilizes the manufactured components specific to the AOC product line ⦿ The AOC business of L - 3 had a recent history of losses also due to sequestration ⦿ As a result, L - 3 intended to exit the optical coating manufacturing business completely in that it no longer fit its business strategy Bargain Price Rationale ⦿ Business Lines : precision optical assemblies; military thin film coating ⦿ 27 full time employees ⦿ $2.78 MM worth of net assets and $2.0 MM backlog at the time acquisition Target: AOC

US GOVERNMENT MARKETS & M&A OUTLOOK Symbol: OPXS 19 ⦿ The industry’s M&A activity is poised for a steady growth since DoD’s budget sequestration ⦿ Analysis revealed a significant improvement in transaction activity in 2014 with a notable pickup in defense related transactions planned for 2015 Domestic Aerospace &Defense (A&D) M&A Activities Growing ⦿ U.S. Department of Defense budget is expected to grow in FY2016 - first increase since 2010 ⦿ Procurement Drivers: • Geopolitics • Better buying power initiatives • Afghanistan drawdown • Sequestration constraints • Vehicle platform upgrades (AMPV) U.S. Government Markets Improving 0 10 20 30 40 50 60 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 2009 2010 2011 2012 2013 2014 2015 U.S. A&D Historical M&A Activities 0 100 200 300 400 500 600 700 800 0 20 40 60 80 100 120 140 160 2009 2011 2013 2015Est. 2017Est. 2019Est. ($Bn) DoD Spending DoD Procurement Source: Capital IQ, U.S. Department of State Budget Request

FOREIGN DEFENSE MARKETS OUTLOOK Symbol: OPXS 20 ⦿ Optex has increased efforts to promote its proven military products as well as newly improved product solutions directly to foreign military representatives • M17 Day/Thermal Periscopes to South America ⦿ Optex will continue pursuing international opportunities through direct sales and through existing customers • GDLS Canada • GDLS – Canada – CMI Defense • Israeli Namer Project • Israeli Merkava Project • Israeli M113 Upgrade • Brazil – BAE – M113 Upgrade • Chile – M113 Upgrade • Columbia – M113 Upgrade / Optical Sights Department of State Foreign Military Funding Growing International Markets 0 2 4 6 8 10 2009 2010 2011 2012 2013 2014 2015 Est. 2016 Est. $Billion Israel Rest of Near East South and Central Asia Central & South America Europe and Eurasia Others East Asia and Pacific Africa Foreign Military Sales funding for products built in the United States for select foreign militaries has held steady and strong due to the escalating geopolitical threats Source: U.S. Department of State

MARKET DEVELOPMENT - FOREIGN MILITARY ORDER EXPANSION

Foreign Order Expansion

Saudi Arabia

$8.3 MM
Potential

- $2.5 MM from General Dynamics Land Systems Canada (DGLS-CA)
- $4.8 MM from CMI Defence



Australia

$4.0 MM
Potential

- Supplier of periscopes and commander's sighting system to Australian Land 400 Program through GDLS-CA



South America

$8.3 MM
Potential

- Chile: M17 Day/Thermals sold into Air Force
- Brazil: bid first 32 M17 Day/Thermals
- Colombia: 120 M113s in Fleet



Day View
Day and Thermal View (PIP)

Israel

$3.0-6.0 MM
Potential

- Government of Israel – Ministry of Defense
- Armored Personnel Carrier (APC): $3-5 MM – NAMER Program
- M113 APC Upgrades: $2.4 MM



OPTEX Systems Inc.
M17 Day/Thermal Periscope Upgrade

OPTEX TRUE VISION
Symbol: OPXS
21

OPTICAL DESIGN TOOLS THIN FILM DESIGN TOOLS MECHANICAL DESIGN TOOLS VERTICAL INTEGRATION OF KEY EQUIPMENT & PROCESSES • 2D/3D Capability • Thermal / Strength Analysis • Glass Properties • Glass Shape • Color / Distortion Control • Wavelength notching • Transmissivity Analysis • Absorption Analysis • Thin Films • Anti - Reflective coatings • Optical Assembly • EMI Thin Films • CNC Machining • CARC Painting • Optical/Mechanical Alignment • Electronic Assembly • Environmental Testing KEYS TO PRODUCT DEVELOPMENT Symbol: OPXS 22

On 5/26/2015, Optex entered into an exclusive supply agreement with Nightforce Optics for supply of critical optical assemblies • $3.0 MM in 2016 • $4 - 5 MM in 2017 • Extendable for an additional year 4 assemblies in production now 18 new assemblies in roadmap 8 assemblies in quotation phase MARKET DEVELOPMENT N EW C OMMERCIAL O PPORTUNITIES Symbol: OPXS 23

• Released to Cabela’s for the consumer market • Released to the general service administration (GSA) schedule • $800 - $1,000/unit final sales price DIVERSIFICATION N EW C OMMERCIAL O PPORTUNITIES Symbol: OPXS 24 Nighthawk (in Development) Stabilized Monocular Digital Spotting Scopes: Red Tail Commercial Digital Solution Optex offers a high - grade digital products for commercial use which are easier to use and equal in optical performance but with a lower price

LEADERSHIP TEAM Symbol: OPXS 25 Danny Schoening – CEO 28 years in Engineering, Manufacturing, Optics, and Business Leadership; holds 3 US Patents. Previously with Honeywell International (HON) and Finisar Corporation (FNSR). Karen Hawkins – CFO 25 years in Defense and Transportation. Previously with General Dynamics (GD). Joe Aizpuru – Engineering Manager 28 years in Engineering/Optics. Holds 11 US Patents. Previously with Honeywell International (HON) and Finisar Corporation (FNSR). Mitch Smith – Materials Manager 32 years in Materials and Supply Chain Management. Previously with Honeywell International (HON) and Finisar Corporation (FNSR). Jeff Balch – Quality Manager 28 years in Optical Assembly and Optex Experience Angelina Kerr – Contracts and ITAR Compliance Manager 18 years in Project Management and Contracts Support Bill Bates – General Manager – AOC Division 33 years in Optics and Military and Commercial Contracting. Previously with L - 3 Communications (LLL). Ron Stinedurf – Manufacturing Manager 36 years in Optical Fabrication and Manufacturing Kirk Benson – Quality Manager 35 years in Inspection, Quality Engineering and Management Al Gibson – Senior Thin Film Coating Engineer 34 years in Thin Film Coatings with a background in Aerospace Engineering

CAPITALIZATION TABLE Shares Total Current Shares Outstanding 1,730,436 Options 52,850 Warrants - Stock Awards - Fully Diluted Shares (as reported) 4,442,065 * Symbol: OPXS 26 Pro Forma Excluding the Securities in this Offering * Includes the conversion of all of our Series A and Series B Preferred Stock at the closing of this offering and assuming a $1.90 public offering price of the securities in this offering

SUMMARY ⦿ Market Opportunity • $1 Billion worldwide • Increasing market share (commercial and foreign) ⦿ Product Portfolio • Highest quality • Innovative product development • New product launches ⦿ Proven Acquisition Strategy • Identify targets’ critical capabilities • Seek vertical integration • Bargain purchase price ⦿ Customer Base • International foothold • Major defense customers • Top commercial customers • Government & contractor’s Symbol: OPXS 27

BACKLOG & HISTORICAL QUARTERLY REVENUE Symbol: OPXS 28 ⦿ Historically, the company’s growth and financial performance have been affected with the Department of Defense budget sequestration ⦿ It is now situated at an inflection point of the defense industry as sequestration is predicted to bottom out in 2015 ⦿ 2015FY sees the consolidation between AOC and Optex . Operating margin expected to improve going forward ⦿ The demonstrated combined capacity of AOC and Optex is over $54 MM Revenue by Quarter $3.4 $2.1 $3.2 $2.2 $3.4 $3.2 $1.9 $2.3 $5.3 $2.8 $5.2 $5.2 $0.0 $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 $16.0 $18.0 2014 2015 2016 ($MM) $10.2 MM $13.0 MM Q1 Q2 Q4 Q3 Q1 Q2 Q4 Q3 Q3* Q2 Q1 $17 MM Q4* * Results for Q3 are preliminary and Q4 are extrapolated from our nine month results. Our actual results may differ from these estimates.

CORPORATE PROFILE Optex Systems Holdings, Inc. 1420 Presidential Drive Richardson, TX 75081 972 - 764 - 5700 www.optexsys.com IRTH Communications Robert Haag, Managing Director 866 - 976 - 4784 OPXS@irthcommunications.com Symbol: OPXS Media and Investor Relations: